SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

      On behalf of the board of directors of American Medical Systems Holdings, Inc. (“AMS”), I am pleased to invite you to attend a Special Meeting of the Stockholders of AMS. The meeting will be held on Thursday, November 29, 2001, at 4:00 p.m., local time, at the Company’s executive offices located at 10700 Bren Road West, Minnetonka, Minnesota 55343.

      We suggest that you carefully read the enclosed Notice of Special Meeting and Proxy Statement.

      Our board of directors believes that a favorable vote on the matter to be considered at the Special Meeting is in the best interests of AMS and its stockholders, and unanimously recommends a vote FOR the matter described in the Notice of Special Meeting and Proxy Statement. Accordingly, we urge you to review the accompanying materials carefully and to promptly vote your shares.

      Although you are invited to attend the Special Meeting, we will not make any presentations regarding AMS at the Special Meeting. Your vote is important to us. Accordingly, please complete, sign, date and return the enclosed Proxy Card in the enclosed envelope in order to have your shares represented and voted at the Special Meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

Very truly yours,

Douglas W. Kohrs
President and Chief Executive Officer

November 13, 2001

10700 Bren Road West
Minnetonka, MN 55343

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held November 29, 2001

TO THE STOCKHOLDERS OF AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.:

      A Special Meeting of Stockholders of American Medical Systems Holdings, Inc. will be held on Thursday, November 29, 2001, at 4:00 p.m., local time, at the Company’s executive offices located at 10700 Bren Road West, Minnetonka, MN 55343, for the following purpose:

•	To consider and act upon a proposal to amend our 2000 Equity Incentive Plan to increase the number of shares reserved for issuance under the plan from 3,900,000 to 5,355,000 shares.

      No other business will be conducted at the Special Meeting. Only stockholders of record as shown on the books of AMS at the close of business on November 7, 2001 will be entitled to vote at the Special Meeting or any adjournments thereof. Stockholders are entitled to one vote for each share held of record at that time. The Proxy Statement and accompanying Proxy Card will first be mailed to stockholders on or about November 13, 2001.

By Order of the Board of Directors

/s/ Douglas W. Kohrs

DOUGLAS W. KOHRS
President and Chief Executive Officer

November 13, 2001

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

10700 Bren Road West
Minnetonka, MN 55343

PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS
To be Held on
November 29, 2001

INFORMATION CONCERNING THE SPECIAL MEETING

      A Special Meeting of Stockholders of American Medical Systems Holdings, Inc. (the “Company” or “AMS”) will be held on Thursday, November 29, 2001, at 4:00 p.m., local time, at the Company’s executive offices located at 10700 Bren Road West, Minnetonka, Minnesota 55343. Please see the attached Notice of Meeting for the purpose of the meeting.

      A Proxy Card is enclosed for your use. You are solicited on behalf of the board of directors to MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. Postage is not required if mailed in the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our voting common stock, par value $.01 per share (the “Common Stock”). Our directors, officers and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy materials to the beneficial owners of our Common Stock.

      Any proxy given in accordance with this solicitation and received in time for the Special Meeting will be voted in accordance with the instructions given in the proxy. Any stockholder giving a proxy may revoke it at any time before its use at the Special Meeting by:

•	giving written notice of revocation to our Secretary before the Special Meeting or at the Special Meeting but before the Proxy Card is used,

•	submitting another duly executed Proxy Card with a later date, or

•	appearing at the Special Meeting and voting his or her stock in person.

      We expect to mail this Proxy Statement, the Proxy Card and the Notice of Meeting to our stockholders on or about November 13, 2001.

VOTING OF SHARES

      Our board of directors has fixed the close of business on Wednesday, November 7, 2001 as the record date for determining the stockholders of AMS entitled to notice of and to vote at the Special Meeting. On November 7, 2001, we had 29,534,635 shares of our voting Common Stock outstanding. For each share of Common Stock that you own of record at the close of business on November 7, 2001, you are entitled to one vote on each matter voted on at the Special Meeting. The holders of shares of Common Stock do not have cumulative voting rights.

      Presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock (14,767,318 shares) is required for a quorum to conduct business. In general, shares of Common Stock represented by a properly signed and returned Proxy Card will count as shares present at the Special Meeting to determine a quorum. This is the case regardless of whether the Proxy Card reflects votes withheld from a matter or abstentions (or is left blank) or reflects a “broker non-vote” on a matter. A Proxy Card reflecting a broker non-vote is any Proxy Card that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote.

      Assuming a quorum is represented at the Special Meeting, the approval of the proposed amendment to our 2000 Equity Incentive Plan described in this Proxy Statement requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on such proposal. Our stockholders may vote for or against the proposal, or may abstain from voting on this proposal. Broker non-votes on a matter will be treated as shares not entitled to vote on that matter and, therefore, will not be counted as voted shares. Shares represented by a Proxy Card voted as abstaining on the proposal will be treated as shares present and entitled to vote that were not cast in favor of a particular matter. Abstentions, therefore, have the same effect as votes against the proposal. Signed proxies that lack any specification will be voted in favor of the proposal. Directors and stockholders with representatives on our board beneficially owning a majority of the shares of Common Stock entitled to vote at the Special Meeting have already agreed to vote all shares of Common Stock they beneficially own on the record date for the Special Meeting in favor of an amendment to increase the number of shares reserved for issuance under the plan to 5,000,000 shares. Such directors and stockholders have also indicated to us that they intend to vote in favor of the amendment to increase the number of shares reserved for issuance under the plan to 5,355,000 shares.

PROPOSAL TO AMEND OUR 2000 EQUITY INCENTIVE PLAN

Introduction

      On April 17, 2000, our board of directors and stockholders adopted the American Medical Systems Holdings, Inc. 2000 Equity Incentive Plan. The plan replaced the American Medical Systems, Inc. 1998 Equity Incentive Plan, which was terminated in connection with the formation of American Medical Systems Holding, Inc. All options outstanding under the 1998 Equity Incentive Plan were exchanged for options under the 2000 Equity Incentive Plan. The exchanged options have the same terms and are subject to the same conditions, except that upon exercise, the holders of the options will receive Common Stock of American Medical Systems Holdings, Inc., rather than Common Stock of American Medical Systems, Inc.

      Our board has approved, subject to our stockholders approval, an amendment to the plan to increase the number of shares reserved for issuance under the plan by 1,455,000 shares of Common Stock, from 3,900,000 shares to 5,355,000, and has recommended that this amendment be submitted to our stockholders for approval. Directors and stockholders with representatives on our board beneficially owning a majority of the shares of Common Stock entitled to vote at the Special Meeting have already agreed to vote all shares of Common Stock they beneficially own on the record date for the Special Meeting in favor of an amendment to increase the number of shares reserved for issuance under the plan to 5,000,000 shares. Such directors and stockholders have also indicated to us that they intend to vote in favor of the amendment to increase the number of shares reserved for issuance under the plan to 5,355,000 shares. At the Special Meeting, you will be asked to approve the amendment to the plan to increase the number of shares reserved for issuance under the plan to 5,355,000 shares. A resolution in substantially the following form will be submitted to the stockholders at the Special Meeting:

RESOLVED, that Section 5(a) of the American Medical Systems Holdings, Inc. 2000 Equity Incentive Plan is amended in its entirety to read as follows:

“Subject to Section 13, the aggregate number of shares of Stock made subject to all Awards may not exceed 5,355,000 shares.”

Purpose of Proposed Amendment

      Providing stock option grants and other incentive awards under the plan is an important element in our overall success. In general, our board believes that equity-based incentives align the interests of our management and employees with those of our stockholders. In addition, providing stock option grants and other incentive awards under the plan is an important strategy for attracting and retaining the type of high-quality executives, employees and advisors our board believes is necessary for the achievement of our goals.

      Given the intense competition for such personnel, our board believes that AMS’ ability to offer competitive compensation packages, including those with equity-based incentive components, is particularly important in attracting and retaining qualified candidates. The increase in the number of shares reserved for issuance under the plan is necessary to permit us to continue to be able to grant stock options and other incentive awards to eligible participants under the plan, and for the benefit of new participants. If our stockholders approve this amendment, 1,805,691 shares would be available for future grants (in addition to any other shares which are contributed to the plan from unexercised stock options and forfeited or terminated incentive awards). We would then be in a position to provide appropriate incentive awards to eligible participants. We anticipate that we will issue additional options and incentive awards in the future to eligible participants to the extent that a sufficient number of shares are reserved for issuance under the plan.

Summary of the plan

      A general description of the basic features of the plan is set forth below. This summary is qualified in its entirety by reference to the actual text of the plan. You may obtain a copy of the plan from us, free of charge, by sending a request to the address set forth at the beginning of this Proxy Statement.

      General. The plan’s purpose is to provide a means through which:

•	we are able to attract persons to become and remain employees, directors and consultants of AMS, and

•	our employees, directors and consultants can acquire an equity interest in our common stock, or receive incentive compensation based on the value of our common stock, which strengthens their commitment to us and aligns their interests with our stockholders.

Our employees, directors and consultants are eligible to participate in the plan. As of November 7, 2001, approximately 525 individuals were eligible to participate in the plan. The plan provides for the grant of the following awards to our eligible employees, consultants and directors:

•	options to purchase our common stock that qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended,

•	options to purchase our common stock that do not qualify as incentive stock options under the Code,

•	restricted stock awards, which are subject to certain forfeiture and transferability restrictions that lapse after specified employment periods, and

•	awards of unrestricted shares of common stock in the form of stock bonuses, stock appreciation rights, phantom stock and performance share units.

      Administration. Our board, or a committee of our board, may administer the plan. Currently, the Compensation Committee of our board administers the plan and has the authority to, among other things:

•	select plan participants,

•	determine the nature and extent of the awards made to each plan participant,

•	determine when all awards will be made to plan participants,

•	determine the duration of the period and vesting schedule for each award,

•	determine any payment conditions of the awards,

•	prescribe the form of agreements evidencing awards made under the plan, and

•	make all other decisions relating to the administration of the plan.

      Stock Subject to the Plan. Prior to the proposed amendment to the plan as described in this Proxy Statement, there were 3,900,000 shares of Common Stock specifically reserved for issuance under the plan. The amendment to the plan proposed hereby would increase the number of shares specifically reserved for issuance under the plan from 3,900,000 to 5,355,000 shares.

      As of November 7, 2001, 621,058 shares of Common Stock have been issued under the plan, and options to purchase 2,547,834 shares of Common Stock were outstanding (289,200 of which were issued subject to approval of the amendment to the plan by the stockholders). Assuming approval of an increase of 1,455,000 shares to the plan, 1,805,691 shares would be available for future grant.

      In determining the number of shares of Common Stock available for issuance under the plan at any point in time, shares of Common Stock that are issued under the plan or that are subject to outstanding incentive awards are applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the plan. In general, any shares of Common Stock that are subject to an incentive award that is surrendered, expires, is forfeited or for any reason is terminated, the number of shares of Common Stock that are subject to this award shall once again be available for the issuance of new incentive awards under the plan.

Types of Awards

      Stock Options. An option, provides its holder with the opportunity to purchase a specified number of shares of our Common Stock at a predetermined price called the exercise price for a specific period of time. Under the plan, the administrator determines the exercise price of the option at the time of grant. The exercise price may not be less than 100% of the fair market value of a share of our Common Stock on the day before the date the administrator grants the option. For purposes of the plan, the fair market value of our Common Stock is the average of the high and low sale prices of our Common Stock, as reported on the primary exchange on which our Common Stock is listed. On November 7, 2001, the closing price of a share of our Common Stock on the Nasdaq National Market was $18.20.

      Options will become exercisable at such times and in such installments as may be determined by the administrator. The options are generally granted for a ten year term, but may terminate earlier if the participant’s employment with us terminates before the end of the ten-year period or the participant dies before the end of the ten-year period.

      The exercise price of options must be paid in cash and/or shares of Common Stock valued at the fair market value at the time the option is exercised or, in the discretion of the administrator, either in other property having a fair market value on the date of exercise equal to the exercise price, or by delivering to the administrator of the plan a copy of irrevocable instructions to a stockbroker to deliver promptly to us an amount of sale or loan proceeds sufficient to pay the exercise price.

      Under present law, incentive stock options may only be granted to employees. If a plan participant who holds an incentive stock option also owns, or is deemed to own, more than 10% of the combined voting power of all of our classes of stock, the option period may not exceed five years and the exercise price of the option may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of shares of Common Stock with respect to which incentive stock options may become exercisable for the first time by a participant in any calendar year may not exceed $100,000. Any incentive stock options in excess of this amount will be treated as non-statutory stock options.

      Stock Appreciation Rights. A stock appreciation right, or a SAR, is a right to receive a payment from us, in the form of stock, cash or a combination of both, equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price of the SAR multiplied by the number of shares subject to the SAR. The exercise price of a SAR will be determined by the administrator of the plan. A SAR granted in connection with an option shall become exercisable and be transferable according to the same vesting schedule and transferability rules as the corresponding option, and its expiration period shall not be longer than seven years after its date of grant. A SAR granted independent of an option shall become exercisable, be transferable and shall expire in accordance with a vesting schedule, transferability rules and expiration provisions as established by the administrator and reflected in agreement evidencing the award. If the holder of an unexpired SAR has not yet exercised it on the last day it can be exercised, and the fair market value of our Common Stock exceeds the exercise price of the SAR, we will deem the SAR to be automatically exercised by the holder and make the appropriate payment to the holder. A holder of a SAR has no rights as a stockholder with respect to any shares subject to a SAR unless and until he or she exercises the right and the administrator decides to pay the holder in the form of Common Stock. To date, we have not granted any SAR’s under this plan.

      Restricted Stock Awards and Phantom Stock Units. A restricted stock award, or RSA, is an award of shares of Common Stock that cannot be transferred to any person for some predetermined period of time, and may have to be returned to us upon the occurrence of certain conditions. Generally, the holder of a RSA will have all rights and privileges of stockholder, but will not have the right to own the stock until the restrictions on the stock have lapsed. A phantom stock unit, or PSU, is a hypothetical investment equal to one share of Common Stock granted in connection with an incentive award under the plan, allowing the holder of such PSU to receive dividend privileges similar to those of a holder of Common

Stock. The administrator of the plan may impose such restrictions or conditions on the vesting of an RSA or PSU as it deems appropriate, including that the participant remain in the continuous employ or service of AMS or a subsidiary thereof for a certain period or that the participant, AMS or a subsidiary thereof satisfy certain performance goals. Unless the administrator determines otherwise, any dividends or distributions paid with respect to shares of Common Stock subject to the unvested portion of an RSA or PSU will be subject to the same restrictions as the shares to which such dividends or distributions relate.

      Except to the extent determined by the administrator and reflected in the agreement evidencing the award, in the event a holder of an RSA or PSU terminates employment for any reason, that portion of such holder’s RSA or PSU with respect to which restrictions have not expired shall be completely forfeited to AMS. To date, we have not granted any RSA’s or PSU’s under the plan.

      Performance Shares. A performance share is a right to receive cash, Common Stock, or a combination of both, as determined by the administrator of the plan upon the achievement of performance goals established by the administrator. A performance share will vest at such times and in such installments as may be determined by the administrator of the plan. The administrator may impose such restrictions, conditions or adjustments to the vesting of performance shares as it deems appropriate, including that the participant remain in the continuous employ or service of AMS or a subsidiary thereof for a certain period of time or that the participant, AMS or a subsidiary thereof satisfy certain performance goals or criteria. To date, we have not granted any performance shares under the plan.

      Stock Bonus Awards. A stock bonus award, or an SBA, is an unrestricted award of Common Stock in such amounts and subject to such terms and conditions as the administrator of the plan shall determine. An SBA shall be granted as, or in payment of, a bonus or to provide incentives or recognize special achievements or contributions. To date, we have granted 1,475 shares of stock awards under the plan.

      Effect of Change in Control. See “Compensation and Other Benefits — Change in Control Arrangements” in this Proxy Statement for a discussion regarding the effects of a “change in control” on incentive awards granted under the plan.

      Amendment of the Plan. The board may at any time terminate the plan. Generally, with the express written consent of an individual participant, either the board or the Committee administering the plan may cancel or reduce or otherwise alter outstanding incentive awards if, in its judgment, the tax, accounting, or other effects of the plan or potential payouts thereunder would not be in the best interests of AMS. The board or the Committee administering the plan may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the plan in whole or in part.

      The board may not, however, make an amendment to the plan without stockholder approval if stockholder approval is required under the Securities Exchange Act of 1934, Section 422 of the Internal Revenue Code or the rules of the Nasdaq Stock Market, if such rules are applicable.

      Termination. The plan will terminate on April 17, 2010, unless terminated earlier by the board. No incentive awards may be granted after such termination. Incentive awards outstanding upon termination of the plan may continue to be exercised according to their terms. Administration of the plan shall continue in effect until all matters relating to the payment of such previously granted incentive awards have been settled.

Federal Income Tax Consequences

      The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include foreign, state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to directors, executive officers or greater than 10% stockholders of AMS or to any individual participant who receives an incentive award under the plan.

      Incentive Stock Options. There will not be any federal income tax consequences to either the participant or AMS as a result of the grant to an employee of an Incentive Stock Option under the plan.

The exercise by a participant of an Incentive Stock Option also will not result in any federal income tax consequences to AMS or the participant, except that:

•	an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise, over the amount paid for the shares by the participant will be includable in the participant’s alternative minimum taxable income for purposes of the alternative minimum tax, and

•	the participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments, as discussed below. Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an option exercise price.

      If a participant disposes of shares acquired upon exercise of an Incentive Stock Option, the federal income tax consequences will depend upon how long the participant held those shares. If the participant does not dispose of the shares within two (2) years after the Incentive Stock Option was granted and such shares were transferred to the participant, nor within one (1) year after the participant exercised the Incentive Stock Option, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of such shares, and (ii) the option price at which the participant acquired the shares. We are not entitled to any compensation expense deduction under these circumstances.

      If the participant does not satisfy both of the above holding period requirements, then the participant will be required to report as ordinary income, in the year the participant disposes of such shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option, or (ii) the amount realized on the disposition of the shares, exceeds the option price for the shares. We will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the participant. This compensation income may be subject to withholding and employment-related taxes and we may be required to withhold in order to receive a deduction. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

      Non-Statutory Stock Options. Generally, neither the participant nor AMS incurs any federal income tax consequences as a result of the grant of a Non-Statutory Stock Option. Upon exercise of a Non-Statutory Stock Option, a participant will recognize ordinary compensation income, subject to withholding and employment-related taxes, on the date of exercise in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the consideration paid for the shares. The participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an option exercise price.

      At the time of a subsequent sale or disposition of any shares of Common Stock obtained upon exercise of a Non-Statutory Stock Option, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date of exercise.

      In general, we will be entitled to a compensation expense deduction in connection with the exercise of a Non-Statutory Stock Option for any amounts includable in the taxable income of the participant as ordinary compensation income, provided AMS complies with any applicable withholding requirements. We will be entitled to the deduction in AMS’ tax year in which the participant is taxed.

      Stock Appreciation Rights. A participant who receives a SAR will not recognize any taxable income at the time of the grant. Upon the exercise of a SAR, the participant will realize ordinary compensation income in an amount equal to the cash and the fair market value of any shares of Common Stock received by the participant. Provided that proper withholding is made, we will be entitled to a compensation expense deduction for any amounts includable by the participant as ordinary compensation income.

      Restricted Stock Awards. With respect to shares issued pursuant to an RSA that are not subject to a substantial risk of forfeiture, a participant will include as ordinary compensation income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt. If the shares are subject to a substantial risk of forfeiture, a participant may file an election under Section 83(b) of the Internal Revenue Code within thirty (30) days after the shares are transferred to include as ordinary compensation income in the year of transfer an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). We will receive a corresponding tax deduction, provided that proper withholding is made. If a Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares lapse. At the time any such shares are sold or disposed of, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date of transfer of the RSA.

      A participant who does not make a Section 83(b) election within thirty (30) days of the transfer of an RSA that is subject to a substantial risk of forfeiture will recognize ordinary income at the time of the restrictions lapse equal to the then fair market value of the shares. The Company will receive a corresponding tax deduction, provided that proper withholding is made. At the time of a subsequent sale or disposition of any shares of Common Stock issued in connection with an RSA as to which the restrictions have lapsed, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the restrictions lapse.

      Performance Shares. A participant who receives performance shares will not recognize any taxable income at the time of the grant. Upon settlement of the performance shares, the participant will realize ordinary compensation income in an amount equal to the cash and the fair market value of any shares of Common Stock received by the participant. Provided that proper withholding is made, we would be entitled to a compensation expense deduction for any amounts includable by the participant as ordinary compensation income.

      Stock Bonus Awards. With respect to shares issued pursuant to an SBA, a participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received as of the date of receipt. We will receive a corresponding tax deduction, provided that proper withholding is made. At the time of a subsequent sale or disposition of any shares of Common Stock issued in connection with an SBA, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the shares were received.

      Excise Tax on Parachute Payments. The Internal Revenue Code of 1986, as amended, also imposes a 20% excise tax on the recipient of “excess parachute payments,” as defined in the Code and denies tax deductibility to us on excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, stockholders or highly compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. For example, acceleration of the exercisability of options or the vesting of an RSA upon a change in control of AMS may constitute parachute payments, and in certain cases, “excess parachute payments.”

      Section 162(m). Under Section 162(m) of the Internal Revenue Code, the deductibility of certain compensation paid to the chief executive officer and each of the four (4) other most highly compensated executives of a publicly held corporation is limited to $1,000,000. Compensation for this purpose generally includes any items of compensation expense described above in connection with Incentive Awards under the plan. However, certain types of compensation are excepted from this limit, including compensation that qualifies as “performance-based compensation.” Under Section 162(m), any compensation expense resulting from the exercise of options under the plan with exercise prices equal to (or greater than) the fair market value of the Common Stock on the date of grant should qualify as “performance-based compensation” excepted from the limit of Section 162(m). However, compensation expense in connection with any other Incentive Award under the plan will be subject to this limit.

Option Awards Under the Plan

      As of November 7, 2001, our board of directors has approved the following option grants under the plan (289,200 of which were issued subject to approval of the amendment to the plan by the stockholders):

	Number of Shares
Name and Position	Underlying Incentive Award

Douglas W. Kohrs President and Chief Financial Officer	525,000 shares	(1)
M. James Call Executive Vice President, Chief Financial Officer and Secretary	315,000 shares	(2)
Gregory J. Melsen Former Vice President, Finance and Chief Financial Officer, Treasurer	150,000 shares	(3)
Lawrence W. Getlin Vice President, Regulatory, Medical Affairs and Quality Assurance	175,000 shares	(4)
Richard J. Faleschini Vice President, Sales and Marketing	175,000 shares	(5)
Johann J. Neisz Vice President, Research and Development	125,000 shares	(6)
Executive Officers as a Group (excluding the above executive officers)	615,000 shares	(7)
Non-Executive Directors as a Group	250,000 shares	(8)
Non-Executive Employees as a Group	1,311,584 shares	(9)
Total	3,641,584 shares	(10)

(1)	None of which have been exercised.

(2)	Includes 150,000 shares of which were issued subject to approval of the amendment to the plan by the stockholders. None of these shares have been exercised.

(3)	93,750 shares of which have been issued upon exercise of options.

(4)	56,250 shares of which have been issued upon exercise of options.

(5)	None of which have been exercised.

(6)	30,000 shares of which have been issued upon exercise of options.

(7)	17,000 shares of which have been issued upon exercise of options.

(8)	Includes 100,000 shares of which were issued subject to approval of the amendment to the plan by the stockholders. None of these shares have been exercised.

(9)	Includes 39,200 shares of which were issued subject to approval of the amendment to the plan by the stockholders. 424,058 shares of which have been issued upon exercise of options.

(10)	Includes 289,200 shares of which were issued subject to approval of the amendment to the plan by the stockholders. 621,058 shares of which have been issued upon exercise of options.

      No information can be provided with respect to incentive awards that may be granted in the future under the plan. Such incentive awards are within the discretion of the administrator of the plan. The administrator has not determined future incentive awards or who might receive them, other than as set forth in the above table.

Board Recommendation

      Our board of directors recommends that the stockholders vote FOR the proposed amendment to the plan. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote in person or by proxy on this matter at the Special Meeting, and at least a majority of the minimum number of votes necessary for a quorum, is necessary for approval of the proposed amendment to the plan. Directors and stockholders with representatives on our board beneficially owning a majority of the shares of Common Stock entitled to vote at the Special Meeting have already agreed to vote all shares of Common Stock they beneficially own on the record date for the Special Meeting in favor of an amendment to increase the number of shares reserved for issuance under the plan to 5,000,000 shares. Such directors and stockholders have also indicated to us that they intend to vote in favor of the amendment to increase the number of shares reserved for issuance under the plan to 5,355,000 shares. Unless a contrary choice is specified on the Proxy Card, proxies solicited by the board of directors will be voted FOR approval of the proposed amendment to the plan.

PRINCIPAL STOCKHOLDERS AND

BENEFICIAL OWNERSHIP OF MANAGEMENT

      The following table gives information known to us with respect to the beneficial ownership of our Common Stock (including our voting and non-voting common stock) as of November 7, 2001, unless otherwise indicated. The information is given for:

•	each stockholder who we know owns beneficially more than five percent (5%) of our outstanding Common Stock,

•	each of our directors,

•	each of the named executive officers appearing in the executive compensation tables in this Proxy Statement, and

•	all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For the purpose of calculating the number and percentage of shares beneficially owned by a particular individual or group, the number of shares of Common Stock deemed outstanding includes:

•	31,907,576 shares of common stock outstanding on November 7, 2001, and

•	shares of Common Stock subject to options held by the person or group that are currently exercisable or exercisable within sixty (60) days from November 7, 2001.

      Unless otherwise indicated in a footnote to the following table, the business address for each of our stockholders in the table is 10700 Bren Road West, Minnetonka, Minnesota 55343 and each stockholder exercises sole voting and investment power over the shares reflected in the table.

		Total Shares	Percentage of
	Shares Subject	Beneficially	Common Stock
Name of Beneficial Owner	to Options	Owned	Beneficially Owned

Warburg, Pincus Equity Partners, L.P.(1)	—	13,885,402	43.5%
Douglas W. Kohrs	309,375	555,220	1.7%
Gregory J. Melsen	56,250	151,595	*
Lawrence W. Getlin	56,250	112,500	*
Richard J. Faleschini	87,375	97,375	*
Johann J. Neisz	52,500	82,806	*
Richard B. Emmitt(2)	—	1,307,377	4.1%
Christopher H. Porter, Ph.D.	56,250	56,250	*
David W. Stassen(3)	—	535,682	1.7%
A. Jay Graf	—	—	*
Elizabeth H. Weatherman(4)	—	13,885,402	43.5%
All Directors and Executive Officers as a Group (15 persons)(5)	957,250	17,089,461	53.4%

(1)	The stockholder is Warburg, Pincus Equity Partners, L.P. (“WPEP”). Warburg, Pincus & Co. (“WP”) is the sole general partner of WPEP. WPEP is managed by Warburg Pincus LLC. Lionel I. Pincus is the managing partner of WP and the managing member of Warburg Pincus LLC and may be deemed to control both entities. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017. The number of shares beneficially owned includes 11,512,461 shares of Common Stock and 2,372,941 shares of non-voting Common Stock. Our amended and restated certificate of incorporation prevents Warburg Pincus from converting its non-voting Common Stock into voting Common Stock if it would own more than 50% of the voting Common Stock.

(2)	Mr. Emmitt, a director of AMS, is managing director of The Vertical Group, Inc. and general partner of The Vertical Group, L.P. The Vertical Group, L.P. is the general partner of Vertical Fund Associates, L.P. and Vertical Life Sciences, L.P., two of our stockholders. All shares indicated as owned by Mr. Emmitt are included because of his affiliation with The Vertical Group, Inc. and The Vertical Group, L.P. Mr. Emmitt does not own any shares individually and disclaims beneficial ownership of all shares owned by the Vertical Fund Associates, L.P. and Vertical Life Sciences, L.P.

(3)	Mr. Stassen, a director of AMS, is a managing director of Upper Lake Growth Capital LLC and Crane Island Ventures LLC, two of our stockholders. All shares indicated as owned by Mr. Stassen are included because of his affiliation with the Upper Lake Growth Capital and Crane Island Ventures. Mr. Stassen does not own any shares individually, but shares voting and investment power as to 535,682 shares held by Upper Lake Growth Capital LLC.

(4)	Ms. Weatherman, a director of AMS, is a partner of WP and a managing director of Warburg Pincus LLC. All shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus entities. Ms. Weatherman does not own any shares individually and disclaims beneficial ownership of all shares owned by the Warburg Pincus entities.

(5)	The number of shares beneficially owned includes 15,728,461 shares beneficially owned by Mr. Emmitt, Mr. Stassen and Ms. Weatherman, see footnotes 2, 3, and 4 above.

COMPENSATION AND OTHER BENEFITS

Summary of Compensation

      The following table shows the compensation earned for the past two fiscal years by our President and Chief Executive Officer and our other top four executive officers whose salaries and bonuses exceeded $100,000 in fiscal year 2000. The executives named in this table are referred to in this proxy statement as the named executive officers.

Summary Compensation Table

					Long-Term
					Compensation
	Annual Compensation				Securities
					Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)(2)		Options(#)	Compensation

Douglas W. Kohrs(3)	2000	$250,000	$32,550		—	$—
President and Chief Executive Officer	1999	155,192	20,000		450,000	—
Gregory J. Melsen(4)	2000	161,200	31,526	(5)	—	7,654	(6)
Vice President, Finance, Chief Financial Officer,	1999	124,496	15,192		150,000	15,939	(7)
Treasurer and Secretary
Lawrence W. Getlin	2000	171,700	14,732		—	7,255	(8)
Vice President, Regulatory, Medical Affairs	1999	170,000	9,690		150,000	11,618	(9)
and Quality Assurance
Richard J. Faleschini(10)	2000	170,000	29,009		—	6,799	(11)
Vice President, Sales and Marketing	1999	28,333	—		150,000	566	(12)
Johann J. Neisz(13)	2000	161,300	13,839		—	7,127	(14)
Vice President, Research and Development	1999	100,000	16,903		120,000	4,000	(15)

(1)	Bonuses for services performed in 2000 were paid in 2001. These amounts do not include bonuses paid in 2000.

(2)	Bonuses for services performed in 1999 were paid in 2000. These amounts do not include bonuses paid in 1999.

(3)	Mr. Kohrs’ first day of employment with us was April 23, 1999.

(4)	Mr. Melsen’s first day of employment with us was March 11, 1999. Effective September 27, 2001, Mr. Melsen resigned as an executive officer and his last day of employment will be December 31, 2001.

(5)	Includes bonus of $11,526 for services performed in 2000, but paid in 2001, and an additional bonus of $20,000 paid in 2000 for services performed in 2000.

(6)	Consists of $6,018 we paid under our savings plan and $1,636 we paid under our deferred compensation plan, as matching contributions.

(7)	Consists of $2,804 we paid under our savings plan and $1,808 we paid under our deferred compensation plan, as matching contributions, and $11,327 we paid to Mr. Melsen for consulting services he performed prior to his employment with us.

(8)	Consists of $5,252 we paid under our savings plan and $2,003 we paid under our deferred compensation plan, as matching contributions.

(9)	Consists of $5,071 we paid under our savings plan and $3,400 we paid under our deferred compensation plan, as matching contributions, and $3,147 in perquisites.

(10)	Mr. Faleschini’s first day of employment with us was November 1, 1999.

(11)	Consists of $6,799 we paid under our savings plan, as matching contributions.

(12)	Consists of $566 we paid under our savings plan, as matching contributions.

(13)	Mr. Neisz’ first day of employment with us was May 1, 1999.

(14)	Consists of $2,826 we paid under our savings plan and $4,301 we paid under our deferred compensation plan, as matching contributions.

(15)	Consists of $2,750 we paid under our savings plan and $1,250 we paid under our deferred compensation plan, as matching contributions.

Option Grants in Last Fiscal Year

      We did not grant any stock options during fiscal year 2000 to any of the named executive officers.

Fiscal Year-End Option Values

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

      The following table sets forth information concerning the exercise of stock options during fiscal year 2000 by the named executive officers, as well as the December 31, 2000 value of unexercised stock options held by the named executive officers.

			Securities underlying		Value of unexercised
			unexercised options at		in-the-money options
	Shares		December 31, 2000		at December 31, 2000(1)
	Acquired	Value
Name	on Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas W. Kohrs	—	—	196,875	253,125	$2,796,609	$3,595,641
Gregory J. Melsen	37,500	$249,998	37,500	75,000	532,688	1,065,375
Lawrence W. Getlin	56,250	374,996	18,750	75,000	266,344	1,065,375
Richard J. Faleschini	—	—	75,000	75,000	1,065,375	1,065,375
Johann J. Neisz	30,000	150,000	9,375	80,625	133,172	1,145,278

(1)	Represents the difference between the market value (closing price on the Nasdaq National Market) of our Common Stock on December 31, 2000 ($15.875) and the exercise price of in-the-money options, before payment of applicable income taxes.

(2)	Represents the difference between the estimated market value of our Common Stock on the exercise date and the exercise price of the options, before payment of applicable income taxes. All shares were acquired prior to our initial public offering and listing on the Nasdaq National Market.

Pension Plans

      The Company currently sponsors two defined benefit pension plans:

•	the AMS Retirement Annuity Plan, or the pension plan, which covers all of our U.S. employees who were hired before December 31, 1999 and provides pension benefits to participating employees based on the employee’s years of service and average compensation prior to retirement; and

•	the AMS Nonfunded Supplemental Retirement Plan, or the SRP, which supplements the pension plan and provides retirees with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the pension plan if the Internal Revenue Code did not limit the compensation we can take into account or the annual benefit we can pay under the pension plan.

      On January 1, 2002, we plan to terminate the pension plan and expect to distribute the pension plan’s assets to participants in the first quarter 2002.

      The following table sets forth the approximate annual pension that a named executive officer may receive under the pension plan assuming selection of a straight life annuity, retirement at age 65 and the current level of covered compensation, based on the indicated assumptions as to covered compensation and years of service. There are other annuity options available under the pension plan which would reduce the following amounts. The amount of the normal retirement benefit under the pension plan is the greater of:

•	the product of 1.4% times years of credited participation in the pension plan, up to 35 years, times final average compensation, the highest 5 years of covered compensation; or

•	the difference between (A) the product of 1.75% times years of credited participation in the pension plan, up to 35 years, times final average compensation, the highest 5 years of covered compensation, and (B) the product of 1.5% times the named executive officer’s primary social security benefit times years of credited participation in the pension plan, up to 35 years.

      Compensation covered by the pension plan includes salary and cash bonuses. Credited years of participation for our named executive officers are as follows: Mr. Kohrs — 2 years; Mr. Melsen — 2 years; Mr. Getlin — 10 years; Mr. Neisz — 1 year; and Mr. Faleschini — 1 year. The amounts shown do not reflect limitations imposed by the Code on retirement benefits which may be paid under plans qualified under the Code. Under the Code, the maximum annual benefit currently allowed under the pension plan is $140,000 and the maximum annual compensation that may be taken into account is currently $170,000.

      In addition, we have agreed to provide for certain executive officers under our SRP the portion of the retirement benefits earned under the pension plan which would otherwise be subject to Code limitations. Currently, Mr. Getlin is the only executive officer entitled to receive retirement benefits under the SRP.

Pension Plan Table

	Years of Service

Remuneration	15	20	25	30	35

$125,000	$28,806	$38,408	$48,010	$57,611	$67,213
150,000	35,368	47,158	58,947	70,736	82,526
175,000	41,931	55,908	69,885	83,861	97,838
200,000	48,493	64,658	80,822	96,986	113,151
225,000	55,056	73,408	91,760	110,111	128,463
250,000	61,618	82,158	102,697	123,236	143,776
275,000	68,181	90,908	113,635	136,361	159,088
300,000	74,743	99,658	124,572	149,486	174,401
350,000	87,868	117,158	146,447	175,736	205,026
400,000	100,993	134,658	168,322	201,986	235,651
450,000	114,118	152,158	190,197	228,236	266,276
500,000	127,243	169,658	212,072	254,486	296,901

Employment Agreements

      We entered into an employment agreement with Douglas W. Kohrs on April 23, 1999. Mr. Kohrs is currently serving as our President and Chief Executive Officer. The current term of this agreement expires on April 23, 2002. This agreement extends automatically for consecutive one-year periods until either we or Mr. Kohrs provides notice of termination to the other not less than 60 days prior to an anniversary date of this agreement. In 2000, we paid Mr. Kohrs an annual base salary of $250,000. Mr. Kohrs is eligible to receive an annual bonus based upon certain performance criteria established by our board of directors. Under this agreement, we granted Mr. Kohrs an option to purchase 450,000 shares of our common stock at an exercise price of $1.67 per share, of which 112,500 shares vested on April 23, 2000 and 28,125 shares of which vest on the last day of each calendar quarter following March 31, 2000 while he is employed by us. We have also agreed to reimburse Mr. Kohrs’ reasonable and necessary business expenses. This agreement also entitles Mr. Kohrs to participate in our other standard benefit programs and contains customary confidentiality and non-competition provisions.

      The agreement with Mr. Kohrs includes the following termination benefits:

•	If the employee dies or becomes disabled while employed by us, he will be entitled to receive all amounts and benefits accrued but unpaid under the agreement through his death or disability and his salary at the rate in effect at the time of his death or disability for a period of twelve months following his death or disability.

•	If we terminate the employee for cause, he will receive no additional compensation or termination benefits.

•	If we terminate the employee without cause, we are required to continue to pay his salary and provide health and welfare benefits for a period of twelve months following his termination. If the employee, however, accepts or engages in other employment prior to the last day of the twelve-month period, we will be entitled to deduct from amounts and benefits due the employee, other than in respect of any amount owed him for bonus, the amounts and benefits he received from the other employment.

•	If we terminate the employee without cause, or if the employee terminates his employment for a good reason, such as diminution in responsibility or relocation, during the twelve-month period immediately following a change of control:

•	we will pay the employee all amounts and benefits accrued but unpaid through the date of his termination;

•	all unvested shares subject to the option granted him under the agreement will immediately vest and be exercisable;

•	we will pay the employee a lump sum payment equal to his annual salary at the rate in effect on the date of his termination, plus his target bonus for the year in which the change of control occurs; and

•	we will provide, at our cost, any health and welfare benefits he received at the time of termination for a twelve-month period following termination.

      We entered into an at-will employment agreement with Johann Neisz on May 1, 1999. Under the terms of this agreement, Mr. Neisz is serving as our Vice President, Research and Development. Under this agreement, if we terminate Mr. Neisz for any reason other than cause, death or disability, we must:

•	pay Mr. Neisz his annual salary in effect at the time of his termination for a period of six months following his termination;

•	pay Mr. Neisz his pro-rated bonus for the year in which his termination occurs; and

•	provide health and welfare benefits to Mr. Neisz for a period of six months following his termination. However, if Mr. Neisz accepts other employment prior to the last day in the six-month period following his termination date, we will be entitled to deduct from amounts and benefits we owe Mr. Neisz, other than in respect of any amounts owed him for bonus, the amounts and benefits he received from the other employment.

      We entered into an employment agreement with Gregory J. Melsen on March 24, 1999. Under the terms of this agreement, Mr. Melsen served as our Vice President, Finance, Treasurer, Chief Financial Officer and Secretary. Effective September 27, 2001, we and Mr. Melsen mutually agreed to terminate this agreement, and Mr. Melsen resigned as an executive officer. Mr. Melsen’s last day of employment will be December 31, 2001. In 2000, we paid Mr. Melsen an annual base salary of $161,200. Mr. Melsen was also eligible to receive an annual bonus based upon performance criteria established by our board of directors. Under this agreement, we granted Mr. Melsen an option to purchase 150,000 shares of our common stock at an exercise price of $1.67 per share. We also agreed to reimburse Mr. Melsen’s reasonable and necessary business expenses. This agreement also entitled Mr. Melsen to participate in our other standard benefit programs and contains customary confidentiality and non-competition provisions.

Change in Control Arrangements

      Under our standard agreement covering stock option grants, including agreements with our executive officers, if we undergo a change in control and within nine months after the change of control, we terminate the employee’s employment for any reason other than death, disability or cause, or the employee terminates his or her employment with us for a good reason, then without any action by the administrator of the plan, all outstanding options may become immediately exercisable in full and may remain exercisable for a period of up to twelve months from the date of termination depending upon the reason for the employee’s termination.

      For purposes of the plan, a change in control will be deemed to have occurred, among other events, upon:

•	a reorganization, merger, consolidation or disposition of all or substantially all of our assets, but only if:

•	we or our affiliates do not control the new entity resulting from the transaction;

•	an unrelated party does not own, directly or indirectly, 50% or more of the outstanding common stock of the new entity, including shares that could be issued upon the exercise of outstanding stock options, or 50% or more of the combined voting power of the new entity; and

•	at least a majority of the members of the board of the new entity were members of our board at the time of the transaction;

•	the sale of at least 80% of our assets to an unrelated party;

•	the approval by our stockholders of a complete liquidation or dissolution of our company;

•	any unrelated party purchases 50% or more of our then outstanding shares of common stock, taking into account shares that may be issued upon the exercise of outstanding stock options, or 50% or more of the combined voting power of our then outstanding securities ordinarily having the right to vote at the election of directors; or

•	the current members of our board, or future members of our board who are approved by at least two-thirds of our current board, cease to constitute at least a majority of the board.

      Under our standard agreement covering stock options, we have the right to repurchase any stock issued upon exercise of an option at the same price the option holder paid if we terminate the employee for cause.

Director Compensation

      We currently pay our directors who are not employees of AMS or representatives of one of our stockholders, our “non-employee directors,” a fee of $1,500 for each regularly scheduled meeting of our board, regardless of whether attendance is in person or by telephone. We do not pay our non-employee directors this fee, however, if our board holds a telephone meeting solely to approve actions a committee of our board recommends. We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending regularly scheduled meetings of our board. In fiscal year 2000, we paid James T. Treace and Christopher H. Porter each $7,500 in cash compensation for serving on our board. We do not compensate our directors who are employees of AMS or representatives of our stockholders, for service on our board. Mr. Treace’s last day of service on our board was October 26, 2001.

      In addition, we have granted our non-employee directors stock options under our 2000 Equity Incentive Plan for their service on our board. In connection with their initial election to the board, we granted Mr. Treace and Mr. Porter a non-qualified stock option to purchase 75,000 shares of our Common Stock at an exercise price of $1.67 per share. The options vest over a four-year period from the date of grant as long as the non-employee director continues to serve on our board. On September 28, 2001, the board increased the number of directors of the Company to seven and elected A. Jay Graf to fill the vacancy. Mr. Graf was granted, subject to approval of the amendment to the plan by the stockholders at the Special Meeting, an option to purchase 100,000 shares of our Common Stock at an exercise price of $16.05, the fair market value, as defined in the plan, of one share of Common Stock on the date of grant. The option vests over a four-year period from the date of grant as long as Mr. Graf continues to serve on our board. The options expire ten years from the date of grant. See the above proposal to amend our 2000 Equity Incentive Plan for more information on this plan.

Compensation Committee Interlocks and Insider Participation

      James T. Treace and Elizabeth H. Weatherman served as members of our board of director’s compensation committee during fiscal year 2000. No executive officer of ours served as a member of the board of directors or compensation committee of any entity that had an executive officer serving as a member of our board of directors or compensation committee during fiscal year 2000.

      Ms. Weatherman is a Managing Director of Warburg Pincus LLC. In connection with our acquisition from Pfizer Inc. in September 1998 and with the financing of our acquisition of Influence, Inc. in December 1999, Warburg, Pincus Equity Partners, L.P., which is managed by Warburg Pincus LLC, purchased various classes of our preferred stock for a total of $57,229,280. Upon completion of our initial public offering in August 2000, shares of preferred stock held by Warburg, Pincus Equity Partners, L.P. and cumulative dividends automatically converted into 1,669,701 shares of voting Common Stock and 17,703,201 shares of non-voting common stock. Since our initial public offering, Warburg, Pincus Equity Partners, L.P. has converted some of its shares of non-voting common stock into voting Common Stock. Warburg Pincus Equity Partners, L.P. currently owns 11,512,461 shares of voting Common Stock and 2,372,941 shares of non-voting common stock. Under a stockholders agreement, Warburg, Pincus Equity Partners, L.P. has the right to designate two persons to our board of directors. Currently, Warburg Pincus has designated Ms. Weatherman as its representative under this agreement.

OTHER MATTERS

Stockholder Proposals for 2002 Annual Meeting

      Stockholder proposals intended to be presented in our proxy materials for the next Annual Meeting of Stockholders must notify us by December 5, 2001 and must satisfy the requirements of the proxy rules promulgated by the SEC.

      A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our proxy statement must notify us by February 18, 2002. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next Annual Meeting will have discretionary authority to vote on the proposal.

      We will not make any presentations regarding AMS at the Special Meeting. Your vote is important. Please vote your shares of AMS Common Stock by marking, signing, dating and promptly returning the enclosed Proxy Card in the envelope provided. No postage is required for mailing in the United States or from Canada.

/s/ Douglas W. Kohrs

Douglas W. Kohrs
President and Chief Executive Officer

November 13, 2001

Appendix

AMERICAN MEDICAL SYSTEMS

SPECIAL MEETING OF STOCKHOLDERS
THURSDAY, NOVEMBER 29, 2001

AMERICAN MEDICAL SYSTEMS

proxy

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Douglas W. Kohrs and M. James Call, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of voting Common Stock of American Medical Systems Holdings, Inc. held of record by the undersigned on November 7, 2001, at the Special Meeting of Stockholders to be held on November 29, 2001, or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Please detach here

☐ For ☐ Against ☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 ABOVE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

Address Change? Mark Box ☐
Indicate changes below:

Dated __________________________, 2001

Signature(s) in Box

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.